News Release

Firsthand Technology Value Fund Discloses

Top Portfolio Holdings

San Jose, CA, March 22, 2019 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of February 28, 2019, were Revasum, Pivotal Systems, IntraOp Medical, Phunware, and QMAT.

1.	Revasum, Inc. (ASX: RVS) is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of February 28, 2019, the Fund’s investment in Revasum consisted of 53,834,340 shares of restricted and unrestricted common stock and common stock equivalents, and represented approximately 30.8% of the Fund’s estimated net assets.*

2.	Pivotal Systems Corp. (ASX: PVS) provides monitoring and process control technologies for the semiconductor manufacturing industry. As of February 28, 2019, the Fund’s investment in Pivotal consisted of 53,758,441 shares of restricted and unrestricted common stock and common stock equivalents and represented approximately 26.1% of the Fund’s estimated net assets.*

3.	IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of February 28, 2019, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 15.5% of the Fund’s estimated net assets.*

4.	Phunware, Inc. (NASDAQ: PHUN) is a mobile app developer and pioneer of Multiscreen as a Service (MaaS). As of February 28, 2019, the Fund’s investment in Phunware consisted of 1,495,113 shares of restricted common stock and represented approximately 10.0% of the Fund’s estimated net assets.*

News Release

5.	QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of February 28, 2019, the Fund’s investment in QMAT consisted of 18,000,240 shares of preferred stock plus debt securities and warrants to purchase additional shares, and represented approximately 7.3% of the Fund’s estimated net assets.*

The Fund also announced that as of February 28, 2019, estimated net assets of the Fund were approximately $190 million, or $26.52 per share, including cash and cash equivalents of approximately $0.13 per share. As of that date, the Fund’s top five holdings constituted 89.8% of the Fund’s estimated net assets* and 81.1% of the Fund’s estimated gross assets.* Complete financial statements and a detailed schedule of investments as of March 31, 2019, will be available in the Fund’s quarterly report filing on Form 10-Q in May.

*	Estimated net/gross assets as of February 28, 2019, represent the preliminary net/gross assets as of December 31, 2018, plus the net change in unrealized appreciation/depreciation and realized gains/losses on publicly traded and private securities since December 31, 2018. Due to the high volatility and thinly-traded nature of Phunware (NASDAQ: PHUN) common stock, we continue to treat Phunware stock as an illiquid security for valuation purposes and have relied on the December 31, 2018 valuation for estimating the net/gross assets of the Fund. For the purposes of calculating the percentage of net assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due to restrictions on the stock, or (3) the December 31, 2018, fair value of each security, as determined under procedures approved by our Board of Directors.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

# # #

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Unlike most business development companies, the Fund is taxed as a corporation rather than a Regulated Investment Company under federal tax laws, based on the composition of its assets. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com